Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:   Visual Data Corporation
      File Ref. No- 0-22849



We were previously the principal accountant for Visual Data Corporation and, under the date of December 4, 1996, we reported on the consolidated financial statements of Visual Data Corporation and subsidiaries as of September 30, 1995 and 1996 and for the years ended September 30, 1995 and 1996 and for the period from inception (May 17, 1993) to September 30, 1994. On September 29, 1997, we were dismissed as principal accountants. We have read Visual Data Corporation's statements included under Item 4 of its Form 8-K dated October 1, 1997 and we agree with such statements, except that we are not in a position to agree or disagree with Visual Data Corporation's statement that the decision to change accountants was approved by the Board of Directors, that Arthur Andersen LLP was retained as its new certifying accountants or that Visual Data Corporation has not consulted with Arthur Andersen LLP on the application of accounting principles to any completed or proposed transaction or on the type of audit opinion that might be given.




                                        GOLDSTEIN LEWIN & CO.
                                        Certified Public Accountants

October 1, 1997
Boca Raton, Florida